Exhibit (a)(8)
                         SCHEDULE A TO TRUST INSTRUMENT
                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST


Series


Growth Portfolio

Balanced Portfolio

Partners Portfolio

Limited Maturity Bond Portfolio

International Portfolio

Guardian Portfolio

Mid-Cap Growth Portfolio

Socially Responsive Portfolio

Regency Portfolio

Real Estate Portfolio

High Income Bond Portfolio

International Large Cap Portfolio

Effective October 1, 2006